Exhibit 99.1

Interactive Intelligence Reports Profitable Fourth Quarter And
Year-End Financial Results

INDIANAPOLIS, Jan. 25, 2005 — Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications software, today reported revenues of $14.4 million and net income of $513,000, or $0.03 per share, for the fourth quarter ended Dec. 31, 2004. The increase in revenues was 11 percent over revenues of $12.9 million reported for the fourth quarter of 2003, and represents record quarterly earnings.

For the total year ended Dec. 31, 2004, Interactive Intelligence reported record revenues of $55.1 million, and net income of $1.0 million, or $0.07 per basic, and $0.06 per diluted share. The increase in revenues was 7 percent over revenues of $51.5 million reported for 2003.

“We are pleased to report these financial operating results, which reflect our continuing maturation as a company,” said Interactive Intelligence president and chief executive officer, Dr. Donald E. Brown. “We attribute this success to organizational changes begun last year designed to improve customer service and quality assurance, combined with continued cost containment. At the same time, we have maintained our above industry average investment in research and development.”

Interactive Intelligence added nearly 100 new customers in the fourth quarter – almost double its historical average compared to previous quarters – bringing the company’s total new customer count to 258 for the year.

Customers signing contracts in the fourth quarter of 2004 included traditional Interactive Intelligence contact centers, licensees of the Communité® solution, and customers of its subsidiary, Vonexus. Together, these customers represented a wide range of industries, including credit unions and other financial institutions, health care organizations, universities, teleservices companies, and manufacturers.

For the year, contracted dollars from outside of North America set new records, with 18 percent from Europe and Africa, and 9 percent from Asia Pacific countries.

Other company highlights from 2004 included the launch of Interactive Intelligence subsidiary, Vonexus, designed to increase revenue within the enterprise IP telephony market. Since its launch in July, Vonexus has recruited more than 50 partners, and completed multiple customer implementations.

Interactive Intelligence also improved its service and support operations in 2004, which included changes to provide faster, more effective customer service, and improved product quality and reliability. As part of its drive toward improving overall quality management, Interactive Intelligence achieved ISO 9001:2000 certification at the end of 2004.

Key personnel changes in the past year included the appointments of executive-level sales people to lead Interactive Intelligence’s global and European operations. The company also began major new branding and prospecting initiatives with the hiring of a new senior vice president of worldwide marketing.

“We were able to take advantage of an economy on the upswing in 2004,” Brown said. “We have good customer licensing momentum going into 2005, and improved processes in place in crucial operational areas. While we grow our presence in the IP PBX market with Vonexus, we’re pleased to see our core contact center business growing, along with an accelerated push into the unified communications market.”

Interactive Intelligence will host an earnings conference call today at 4:30 p.m. Eastern time (EST), featuring Dr. Brown and the company’s chief financial officer, Stephen R. Head. There will be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1-888-294-1314 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence fourth quarter and year-end earnings call.”

The teleconference will also be broadcast live on the company’s investor relations’ page at http://www.ININ.com/investors. An archive of the teleconference will be posted following the call.

To receive a copy of the earnings release, please call 317.872.3000 and press “4” for investor relations, or e-mail investorrelations@inin.com.

About Interactive Intelligence

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of business communications software for IP telephony, contact center automation, unified communications, and customer self-service. The company was founded in 1994 and has more than 1,000 customers worldwide. Recent company awards include Software Magazine’s 2004 Top 500 Global Software and Services Companies, and Network World Magazine’s 2003 Top 200. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis. The company has 12 offices throughout North America, Europe and Asia. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8412

steve.head@inin.com

Christine Holley

Director, Market Communications

Interactive Intelligence Inc.

+1 317.715.8220

christine.holley@inin.com

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Interactive Intelligence, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$14,603	$12,461
Short-term investments	—	3,008
Accounts receivable, net	10,251	8,956
Prepaid expenses	2,119	1,958
Other current assets	836	418
Total current assets	27,809	26,801
Property and equipment, net	4,071	5,857
Other assets, net	618	601
Total assets	$32,498	$33,259

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$3,000	$2,800
Accounts payable and accrued liabilities	5,894	4,544
Accrued compensation and related expenses	1,200	1,349
Deferred software revenues	4,484	8,745
Deferred services revenues	12,884	12,030
Total current liabilities	27,462	29,468
Shareholders’ equity:
Preferred stock	—	—
Common stock	159	157
Additional paid-in-capital	65,180	64,696
Accumulated other comprehensive income	—	280
Accumulated deficit	(60,303)	(61,342)
Total shareholders’ equity	5,036	3,791
Total liabilities and shareholders’ equity	$32,498	$33,259

Interactive Intelligence, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)
Revenues:
Software	$7,012	$6,246	$27,854	$26,323
Services	7,345	6,636	27,265	25,189
Total revenues	14,357	12,882	55,119	51,512
Cost of revenues:
Software	725	319	2,064	1,190
Services	2,891	3,049	11,091	12,451
Total cost of revenues	3,616	3,368	13,155	13,641
Gross profit	10,741	9,514	41,964	37,871
Operating expenses:
Sales and marketing	5,232	5,637	20,637	20,782
Research and development	3,114	3,154	12,858	13,443
General and administrative	1,945	1,669	7,315	6,027
Restructuring and other charges	—	268	101	3,440
Total operating expenses	10,291	10,728	40,911	43,692
Operating income (loss)	450	(1,214)	1,053	(5,821)
Interest income, net	65	31	125	163
Income (loss) before income taxes	515	(1,183)	1,178	(5,658)
Income taxes	2	61	138	211
Net income (loss)	$513	$(1,244)	$1,040	$(5,869)

Net income (loss) per share:
Basic	$0.03	$(0.08)	$0.07	$(0.38)
Diluted	$0.03	$(0.08)	$0.06	$(0.38)

Shares used to compute net income (loss) per share:
Basic	15,904	15,705	15,857	15,627
Diluted	16,499	15,705	16,605	15,627

Pro forma net income (loss) (without restructuring and other charges)

Net income (loss)	$513	$(1,244)	$1,040	$(5,869)
Restructuring and other charges	—	268	101	3,440
Pro forma net income (loss)	$513	$(976)	$1,141	$(2,429)

Pro forma net income (loss) per share:
Basic	$0.03	$(0.06)	$0.07	$(0.16)
Diluted	$0.03	$(0.06)	$0.07	$(0.16)

Shares used to compute pro forma net income (loss) per share:
Basic	15,904	15,705	15,857	15,627
Diluted	16,499	15,705	16,605	15,627